Exhibit 8.2

SIDLEY AUSTIN llp One South Dearborn Street Chicago, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BOSTON BRUSSELS CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO	SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
Founded 1866

February 17, 2015

Aviv REIT, Inc.

303 West Madison Street, Suite 2400

Chicago, Illinois 60606

To those concerned:

We have acted as counsel to Aviv REIT, Inc., a Maryland corporation (“Aviv”), in connection with the proposed merger (the “Merger”) of Aviv with and into OHI Healthcare Properties Holdco, Inc., a Delaware corporation (“Merger Sub”), a wholly owned subsidiary of Omega Healthcare Investors, Inc., a Maryland corporation (“Omega”), with Merger Sub surviving. The Merger will be consummated pursuant to that Agreement and Plan of Merger dated as of October 30, 2014, by and among Omega, Merger Sub, OHI Healthcare Properties Limited Partnership, L.P., a Delaware limited partnership, Aviv and Aviv Healthcare Properties Limited Partnership, a Delaware limited partnership (the “Merger Agreement”).

This opinion letter is being delivered in connection with, and appears as an exhibit to, Amendment No. 1 to the Registration Statement on Form S-4, including a joint proxy statement/prospectus (as amended through the date hereof, the “Registration Statement”) filed by Omega on January 5, 2015, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

In rendering the opinion set forth below:

(a) we have examined and relied upon the Registration Statement, the Merger Agreement and the exhibits thereto (the Registration Statement, the Merger Agreement, and the exhibits thereto, together the “Transaction Documents”), and such other agreements, instruments, documents and records as we have deemed necessary or appropriate for the purposes of this opinion letter;

(b) we have assumed, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the due authorization, execution and delivery of the Transaction Documents, (vi) the valid existence and good standing of all parties to the Transaction Documents and (vii) the enforceability of the Transaction Documents;

(c) we have assumed, with your permission, that (i) all covenants, representations and other undertakings set forth in the Transaction Documents have been or will be performed in accordance with the terms thereof, (ii) the transactions contemplated by the Transaction Documents have been or will be consummated in accordance with the terms thereof and will be effective under applicable state law, (iii) none of the material terms and conditions of the Transaction Documents have been or will be waived or modified and (iv) there are no documents or understandings between the parties that would alter, or are inconsistent with, the terms set forth in the Transaction Documents; and

(d) we have examined and relied upon, and have assumed the accuracy of (both as of the date hereof and at the Merger Effective Time), all statements regarding factual matters, representations and warranties contained in the Transaction Documents and the statements made in the certificates of officers and representatives of Aviv and Omega delivered to us.

No assurance can be given as to the effect on the opinions set forth below if any of the foregoing assumptions is or becomes inaccurate.

Based solely upon and subject to the foregoing and the limitations, qualifications and assumptions set forth herein and in the Registration Statement, it is our opinion that: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the discussion in the Registration Statement under the headings “Material U.S. Federal Income Tax Consequences—Tax Consequences of the Merger to U.S. Holders,” “—Information Reporting and Backup Withholding,” “—Tax Consequences of the Merger to Non-U.S. Holders,” and “—Tax Consequences of the Merger to Aviv and Omega,” insofar as such statements constitute a summary of U.S. federal tax matters, taken together, fairly and accurately summarizes such matters in all material respects.

This opinion is based upon the Code, the Treasury Regulations thereunder, administrative and judicial interpretations thereof and other authorities, all as in effect on the date hereof.   It should be noted that such laws, Treasury Regulations, administrative and judicial interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect.  A change in any of the authorities upon which our opinions are based, or any variation or difference in any fact from those set forth or assumed herein, could affect our conclusions herein.  No assurance can be given that the Internal Revenue Service will agree with our opinions or that, if the Internal Revenue Service were to take a contrary position, such position would not ultimately be sustained by the courts.

Our opinions are limited to the U.S. federal income tax issues specifically addressed herein, and no other opinion is implied or inferred.  Other than as expressly stated above, we express no opinion regarding the tax treatment of the Transactions under the laws of the United States or any state or local government within the United States or under the laws of any foreign country.  Additionally, we express no opinion regarding any other tax consequences of the Transactions, or on any issue relating to Aviv, Merger Sub or Omega or, in each case, to any investment therein or under any other law.

 This opinion letter is rendered only as of the date hereof and could be affected by changes in facts, circumstances, law or the Merger Agreement, or other events or developments that hereafter may occur or be brought to our attention.  We assume no responsibility to advise you or any other person of any such change, event, or development.

We hereby consent to the reference to this opinion letter in the Registration Statement, to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to Sidley Austin LLP under the captions “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.  Except as stated in this paragraph, this opinion letter may not be relied upon by any other person or entity for any purpose without our prior written consent.

Very truly yours,
/s/ Sidley Austin LLP